Exhibit 10.13

EMPLOYMENT AGREEMENT

This Employment Agreement (“Agreement”) is made effective as of May 2, 2016 (“Effective Date”), by and between ChemoCentryx, Inc., a Delaware corporation (the “Company”), and Rajinder Singh, D.Phil. (“Executive”).

WHEREAS, the Company desires to employ Executive and Executive desires to commence employment with the Company on the terms and conditions set forth below.

The parties agree as follows:

1.           Definitions. For purposes of this Agreement, the following terms shall have the following meanings:

(a)          “Board’’ shall mean the Board of Directors of the Company.

(b)          “California WARN Act” means California Labor Code Sections 1400 et seq.

(c)          “Cause” shall mean that, in the reasonable determination of the Company, Executive:

(i)          has committed an act of fraud, embezzlement or dishonesty in connection with Executive’s employment, or has intentionally committed some other illegal act that has, or may be reasonably expected to have, a material adverse impact on the Company or any successor or parent or subsidiary thereof;

(ii)          has been convicted of, or entered a plea of “guilty” or “no contest” to, a felony, or to any crime involving moral turpitude, which causes or may reasonably be expected to cause substantial economic injury to or substantial injury to the reputation of the Company or any successor or parent or subsidiary thereof;

(iii)          has made any unauthorized use or disclosure of confidential information or trade secrets of the Company or any successor or parent or subsidiary thereof that has, or may reasonably be expected to have, a material adverse impact on any such entity;

(iv)          has materially breached a Company policy, materially breached the provisions of this Agreement, or has committed any other intentional misconduct that has, or may be reasonably expected to have, a material adverse impact on the Company or any successor or parent or subsidiary thereof, or

(v)          has intentionally refused or intentionally failed to act in accordance with any lawful and proper direction or order of the Board or the appropriate individual to whom Executive reports; provided such direction is not materially inconsistent with Executive’s customary duties and responsibilities.

(d)          “Change in Control” shall mean and include each of the following:

(i)          the acquisition, directly or indirectly, by any “person” or “group” (as those terms are defined in Sections 3(a)(9), 13(d) and 14(d) of the Securities Exchange Act of 1934, as amended, and the rules thereunder) of “beneficial ownership” (as determined pursuant to Rule 13d-3 under the Securities Exchange Act of 1934, as amended) of securities entitled to vote generally in the election of directors (“voting securities”) of the Company that represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities, other than:

(A)        an acquisition by a trustee or other fiduciary holding securities under any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company or by any employee benefit plan (or related trust) sponsored or maintained by the Company or any person controlled by the Company,

(B)        an acquisition of voting securities by the Company or a corporation owned, directly or indirectly, by the stockholders of the Company in substantially the same proportions as their ownership of the stock of the Company,

(C)        an acquisition of voting securities pursuant to a transaction described in subsection (ii) below that would not be a Change in Control under subsection (ii), or

(D)        an acquisition of voting securities pursuant to the Company’s initial public offering of its common stock;

Notwithstanding the foregoing, the following event shall not constitute an “acquisition” by any person or group for purposes of this Section: an acquisition of the Company’s securities by the Company that causes the Company’s voting securities beneficially owned by a person or group to represent fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities; provided, however, that if a person or group shall become the beneficial owner of fifty percent (50%) or more of the combined voting power of the Company’s then outstanding voting securities by reason of share acquisitions by the Company as described above and shall, after such share acquisitions by the Company, become the beneficial owner of any additional voting securities of the Company, then such acquisition shall constitute a Change in Control; or

(ii)          The consummation by the Company (whether directly involving the Company or indirectly involving the Company through one or more intermediaries) of (x) a merger, consolidation, reorganization, or business combination or (y) a sale or other disposition of all or substantially all of the Company’s assets in any single transaction or series of related transactions or (z) the acquisition of assets or stock of another entity, in each case other than a transaction:

(A)            Which results in the Company’s voting securities outstanding immediately before the transaction continuing to represent (either by remaining outstanding or by being converted into voting securities of the Company or the person that, as a result of the transaction, controls, directly or indirectly, the Company or owns, directly or indirectly, all or substantially all of the Company’s assets or otherwise succeeds to the business of the Company (the Company or such person, the “Successor Entity”)) directly or indirectly, at least a majority of the combined voting power of the Successor Entity’s outstanding voting securities immediately after the transaction, and

(B)            After which no person or group beneficially owns voting securities representing fifty percent (50%) or more of the combined voting power of the Successor Entity; provided, however, that no person or group shall be treated for purposes of this Section 1(d)(iii)(B) as beneficially owning fifty percent (50%) or more of combined voting power of the Successor Entity solely as a result of the voting power held in the Company prior to the consummation of the transaction; or

(iii)        The Company’s stockholders approve a liquidation or dissolution of the Company

For purposes of subsection (i) above, the calculation of voting power shall be made as if the date of the acquisition were a record date for a vote of the Company’s stockholders, and for purposes of subsection (ii) above, the calculation of voting power shall be made as if the date of the consummation of the transaction were a record date for a vote of the Company’s stockholders.

Notwithstanding the foregoing, a transaction shall not constitute a Change in Control if it is a transaction effected primarily for the purpose of financing the Company with cash (as determined by the Board in its discretion and without regard to whether such transaction is effectuated by a merger, equity financing or otherwise). The Board shall have full and final authority, which shall be exercised in its discretion, to determine conclusively whether a Change in Control of the Company has occurred pursuant to the above definition, and the date of the occurrence of such Change in Control and any incidental matters thereto.

(e)          “Code” shall mean the Internal Revenue Code of 1986, as amended.

(f)          “Good Reason” shall mean the occurrence of any of the following events or conditions without Executive’s written consent:

(i)            a material diminution in Executive’s authority, duties or responsibilities;

(ii)           a material diminution in the authority, duties or responsibilities of the supervisor to whom Executive is required to report;

(iii)          a material diminution in Executive’s base compensation, unless such a reduction is imposed across-the-board to senior management of the Company;

(iv)          a material change in the geographic location at which Executive must perform his or her duties (and the Company and Executive agree that any involuntary relocation of Executive’s principal place of business to a location more than forty (40) miles in any direction from the Company’s headquarters in Mountain View, California as of the Effective Date would constitute a material change); or

(v)           any other action or inaction that constitutes a material breach by the Company or any successor or affiliate of its obligations to Executive under this Agreement.

Executive must provide written notice to the Company of the occurrence of any of the foregoing events or conditions without Executive’s written consent within ninety (90) days of the occurrence of such event. The Company or any successor or affiliate shall have a period of thirty (30) days to cure such event or condition after receipt of written notice of such event from Executive.

(g)          “Involuntary Termination” means (i) Executive’s Separation from Service by reason of a termination of employment by the Company other than for Cause, death, or disability, or (ii) Executive’s Separation from Service by reason of resignation of employment with the Company for Good Reason. Executive’s Separation from Service by reason of resignation from employment with the Company for Good Reason shall be an “Involuntary Termination” only if such Separation from Service also occurs within six (6) months following the initial existence of the act or failure to act constituting Good Reason. In no event shall expiration of the Term constitute an Involuntary Termination.

(h)          “Separation from Service”, with respect to Executive means Executive’s “separation from service,” as defined in Treasury Regulation Section 1.409A-l(h).

(i)          “Stock Awards” means all stock options, restricted stock and such other awards granted pursuant to the Company’s stock option and equity incentive award plans or agreements and any shares of stock issued upon exercise thereof.

(j)          “WARN Act” shall mean the Worker Adjustment and Retraining Notification Act, 29 U.S.C. Sections 2101 et seq., and the Department of Labor regulations thereunder.

2.          Term. The term of this Agreement (the “Term”) shall commence on the Effective Date and shall continue in effect until December 31, 2016 (the “initial Termination Date”); provided, however, that this Agreement shall be automatically extended for one (1) additional year on the Initial Termination Date and on each subsequent anniversary of the Initial Termination Date, unless the Company elects not to so extend the term of the Agreement by notifying Executive, in writing, of such election not less than sixty (60) days prior to the last day of the Term as then in effect.

3.          Services to Be Rendered.

(a)          Duties and Responsibilities. Executive shall serve as Senior Vice President, Research of the Company. In the performance of such duties, Executive shall report directly to the President and Chief Executive Officer of the Company (“CEO”) and shall be subject to the direction of the Board and the CEO and to such limits upon Executive’s authority as the Board and the CEO may from time to time impose. Any change in Executive’s role without his or her consent such that he or she no longer reports directly to the CEO shall constitute a material breach of this Agreement by the Company. Executive hereby consents to serve as an officer and/or director of the Company or any subsidiary or affiliate thereof without any additional salary or compensation, if so requested by the CEO. Executive shall be employed by the Company on a full time basis. Executive’s primary place of work shall be the Company’s facility in Mountain View, California, or such other location within Santa Clara County as may be designated by the CEO from time to time. Executive shall also render services at such other places within or outside the United States as the CEO may direct from time to time. Executive shall be subject to and comply with the policies and procedures generally applicable to senior executives of the Company to the extent the same are not inconsistent with any term of this Agreement.

(b)          Exclusive Services. Executive shall at all times faithfully, industriously and to the best of his or her ability, experience and talent perform to the satisfaction of the Board and the CEO all of the duties that may be assigned to Executive hereunder and shall devote substantially all of his or her productive time and efforts to the performance of such duties. Subject to the terms of the Employee Proprietary Information and Inventions Agreement referred to in Section 6(b), this shall not preclude Executive from devoting time to personal and family investments or serving on community and civic boards, or participating in industry associations, provided such activities do not interfere with his or her duties to the Company, as determined in good faith by the Board or the CEO. Executive agrees that he will not join any boards, other than community and civic boards (which do not interfere with his or her duties to the Company), without the prior approval of the Board or the CEO.

4.          Compensation and Benefits. The Company shall pay or provide, as the case may be, to Executive the compensation and other benefits and rights set forth in this Section 4.

(a)          Base Salary. The Company shall pay to Executive a base salary of $360,000 per year, payable in accordance with the Company’s usual pay practices (and in any event no less frequently than monthly). Executive’s base salary shall be subject to review annually by and at the sole discretion of the Compensation Committee of the Board.

(b)          Bonus. Executive shall participate in such incentive compensation plan as may be approved by the Compensation Committee of the Board from time to time for senior executives of the Company. Executive’s target bonus award under such plan shall be thirty-five percent (35%) of Executive’s base salary. Any material reduction of Executive’s target bonus shall be considered a material breach of this Agreement by the Company.

(c)          Benefits. Executive shall be entitled to participate in benefits under the Company’s benefit plans and arrangement, including, without limitation, any employee benefit plan or arrangement made available in the future by the Company to its senior executives, subject to and on a basis consistent with the terms, conditions and overall administration of such plans and arrangements. The Company shall have the right to amend or delete any such benefit plan or an arrangement made available by the Company to its senior executives and not otherwise specifically provided for herein. Any reduction of Executive’s benefits such that Executive’s benefits are, in the aggregate, materially less favorable to Executive than those benefits offered to Executive as of the Effective Date shall be considered a material breach of this Agreement by the Company.

(d)          Expenses. The Company shall reimburse Executive for reasonable out-of-pocket business expenses incurred in connection with the performance of his or her duties hereunder, subject to (i) such policies as the Company may from time to time establish, and (ii) Executive furnishing the Company with evidence in the form of receipts satisfactory to the Company substantiating the claimed expenditures.

(e)          Paid Vacation. Executive shall be entitled to such periods of paid vacation each year as provided from time to time under the Company’s vacation policy and as otherwise provided for senior executive officers; provided that Executive shall be entitled to earn at least three (3) weeks of paid vacation per year.

(f)          Equity Awards. Executive shall be entitled to participate in any equity or other employee benefit plan that is generally available to senior executive officers, as distinguished from general management, of the Company. Except as otherwise provided in this Agreement, Executive’s participation in and benefits under any such plan shall be on the terms and subject to the conditions specified in the governing document of the particular plan. Subject to and following approval by the Company’s Board of Directors (the “Board”), the Company shall grant you an option to purchase 180,000 shares of the Company’s common stock at its fair market value as determined by the Board as of the date of grant (the “Option”) pursuant to the Company’s 2012 equity incentive plan (the “Plan”). The Option will be governed in full by the terms and conditions of the Plan and your individual grant agreement, including the vesting schedule and requirements set forth therein.

5.          Termination and Severance. Executive shall be entitled to receive benefits upon termination of employment only as set forth in this Section 5:

(a)          At-Will Employment: Termination. The Company and Executive acknowledge that Executive’s employment is and shall continue to be at-will, as defined under applicable law, and that Executive’s employment with the Company may be terminated by either party at any time for any or no reason, with or without notice. If Executive’s employment terminates for any reason, Executive shall not be entitled to any payments, benefits, damages, awards or compensation other than as provided in this Agreement. Executive’s employment under this Agreement shall be terminated immediately on the death of Executive.

(b)          Severance Upon Involuntary Termination Prior to a Change in Control or More than 12 Months Following a Change in Control. If Executive’s employment is Involuntarily Terminated prior to a Change in Control or more than twelve (12) months following a Change in Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) below, will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release, but in no event later than two and one-half (2 1/2) months following the last day of the calendar year in which the date of Executive’s Involuntary Termination occurs:

(i)          The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Involuntary Termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;

(ii)          Subject to Section 5(f) and Executive’s continued compliance with Section 6, Executive shall be entitled to receive severance pay in an amount equal to Executive’s monthly base salary as in effect immediately prior to the date of Involuntary Termination for the eighteen (18) month period following the date of termination; plus

(iii)          Subject to Section 5(f) and Executive’s continued compliance with Section 6, the vesting and/or exercisability of one hundred percent (100%) Executive’s Stock Awards shall be automatically accelerated on the effective date of Executive’s Release. This provision is hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(iv)          The payments and benefits provided for in this Section 5(b) shall only be payable in the event of Executive’s Involuntary Termination prior to a Change of Control or more than twelve (12) months following a Change of Control. If Executive’s employment is Involuntarily Terminated within twelve (12) months following a Change of Control, then Executive shall receive the payments and benefits described in Section 5(c) in lieu of the payments and benefits described in this Section 5(b).

(c)          Severance Upon Involuntary Termination Within 12 Months Following a Change in Control. If Executive’s employment is Involuntarily Terminated within twelve (12) months following a Change in Control, Executive shall be entitled to receive, in lieu of any severance benefits to which Executive may otherwise be entitled under any severance plan or program of the Company, the benefits provided below, which, with respect to clause (ii) below, will be payable in a lump sum within ten (10) days following the effective date of Executive’s Release, but in no event later than two and one-half (2 1/2) months following the last day of the calendar year in which the date of Executive’s Involuntary Termination occurs:

(i)          The Company shall pay to Executive his or her fully earned but unpaid base salary, when due, through the date of Involuntary Termination at the rate then in effect, plus all other amounts to which Executive is entitled under any compensation plan or practice of the Company at the time of termination;

(ii)          Subject to Section 5(f) and Executive’s continued compliance with Section 6, Executive shall be entitled to receive severance pay in an amount equal to the sum of:

(A)          Executive’s monthly base salary as in effect immediately prior to the date of Involuntary Termination for the eighteen (18) month period following the date of termination, plus

(B)          One and one-half (1 1/2) times Executive’s target bonus for the fiscal year in which the date of Involuntary Termination occurs, with such bonus determined assuming that all of the performances objectives for such fiscal year have been attained;

(iii)          Subject to Section 5(f) and Executive’s continued compliance with Section 6, for the period beginning on the date of Involuntary Termination and ending on the date which is eighteen (18) full months following the date of Involuntary Termination (or, if earlier, (A) the date on which the applicable continuation period under the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”) expires or (B) the date Executive becomes eligible to receive the equivalent or increased healthcare coverage from a subsequent employer) (such period, the “COBRA Coverage Period”) , if Executive and his or her eligible dependents who were covered under the Company’s health insurance plans as of the date of Executive’s Involuntary Termination elect to have COBRA coverage and are eligible for such coverage, the Company shall reimburse Executive on a monthly basis for an amount equal to (1) the monthly premium Executive is required to pay for continuation coverage pursuant to COBRA for Executive and his or her eligible dependents who were covered under the Company’s health plans as of the date of Executive’s Involuntary Termination (calculated by reference to the premium as of the date of Executive’s Involuntary Termination) less (2) the amount Executive would have had to pay to receive group health coverage for Executive and his or her covered dependents based on the cost sharing levels in effect on the date of Executive’s Involuntary Termination. If any of the Company’s health benefits are self-funded as of the date of Executive’s Involuntary Termination, or if the Company cannot provide the foregoing benefits in a manner that is exempt from Section 409A (as defined below) or that is otherwise compliant with applicable law (including, without limitation, Section 2716 of the Public Health Service Act), instead of providing the reimbursements as set forth above, the Company shall instead pay to Executive the foregoing monthly amount as a taxable monthly payment for the COBRA Coverage Period (or any remaining portion thereof). Executive shall be solely responsible for all matters relating to continuation of coverage pursuant to COBRA, including, without limitation, the election of such coverage and the timely payment of premiums); and

(iv)          Subject to Section 5(f) and Executive’s continued compliance with Section 6, the vesting and/or exercisability of any outstanding unvested positions of Executive’s Stock Awards shall be automatically accelerated on the effective date of Executive’s Release. This provision is hereby deemed to be a part of each Stock Award and to supersede any less favorable provision in any agreement or plan regarding such Stock Award.

(v)          The payments and benefits provided for in this Section 5(c) shall only be payable in the event of Executive’s Involuntary Termination within twelve (12) months following a Change of Control. If Executive’s employment is Involuntarily Terminated more than twelve (12) months following a Change of Control or prior to a Change of Control, then Executive shall receive the payments and benefits described in Section 5(b) and shall not be eligible to receive any of the payments and benefits described in this Section 5(c) . In addition, if an Executive is not a full-time employee at the time of his or her Involuntary Termination, then Executive shall receive the payments and benefits described in Section 5(b) and shall not be eligible to receive any of the payments and benefits described in this Section 5(c) as a result of such Involuntary Termination.

(d)          Other Terminations. If Executive experiences a Separation from Service by reason of his or her termination of employment by the Company for Cause, by Executive without Good Reason, or as a result of Executive’s death or disability, or in the event the Term expires, the Company shall not have any other or further obligations to Executive under this Agreement (including any financial obligations) except that Executive shall been entitled to receive (i) Executive’s fully earned but unpaid base salary, through the date of termination at the rate then in effect, (ii) all other amounts or benefits to which Executive is entitled under any compensation, retirement or benefit plan or practice of the Company at the time of termination in accordance with the terms of such plans or practices, including, without limitation, any continuation of benefits required by COBRA or applicable law, and (iii) in the event Executive’s employment is terminated as a result of Executive’s death or disability, Executive shall be entitled to receive a prorated portion of any bonus payment to which Executive was entitled in the year in which such termination occurs, which bonus shall be paid within ten (10) days following the date of termination.

In addition, all vesting of Executive’s unvested Stock Awards previously granted to him or her by the Company shall cease and none of such unvested Stock Awards shall be exercisable following the date of such termination. The foregoing shall be in addition to, and not in lieu of, any and all other rights and remedies which may be available to the Company under the circumstances, whether at law or in equity.

(e)          Delay of Payments. Notwithstanding anything to the contrary in this Section 5, if Executive is a “specified employee” (as defined in Section 409A of the Code), as determined by the Company in accordance with Section 409A of the Code, on the date of Executive’s Separation from Service, to the extent that the payments or benefits under this Agreement are subject to Section 409A of the Code and the delayed payment or distribution of all or any portion of such amounts to which Executive is entitled under this Agreement is required in order to avoid a prohibited distribution under Section 409A(a)(2)(b)(i) of the Code, then such portion deferred pursuant to this Section 5(e) shall be paid or distributed to Executive in a lump sum on the earlier of (i) the date that is six (6)-months following Executive’s Separation from Service, (ii) the date of Executive’s death or (iii) the earliest date as is permitted under Section 409A of the Code. Any remaining payments due under this Agreement shall be paid as otherwise provided herein.

(f)          Release. As a condition to Executive’s receipt of any post-termination benefits pursuant to Section 5(b) or 5(c) above, Executive shall execute and not revoke a general release of all claims in favor of the Company (the “Release”) in the form attached hereto as Exhibit A. In the event Executive does not sign the Release within the fifty (50) day period following the date of Executive’s termination of employment or revokes such Release in accordance with the terms thereof, Executive shall not be entitled to the aforesaid payments and benefits.

(g)          Exclusive Remedy. Except as otherwise expressly required by law (e.g., COBRA) or as specifically provided herein, all of Executive’s rights to salary, severance, benefits, bonuses and other amounts hereunder (if any) accruing after the termination of Executive’s employment shall cease upon such termination. In the event of a termination of Executive’s employment with the Company, Executive’s sole remedy shall be to receive the payments and benefits described in this Section 5. Any payments made to Executive under this Section 5 shall be inclusive of any amounts or benefits to which Executive may be entitled pursuant to the WARN Act or the California WARN Act.

(h)          No Mitigation. Executive shall not be required to mitigate the amount of any payment provided for in this Section 5 by seeking other employment or otherwise, nor shall the amount of any payment or benefit provided for in this Section 5 be reduced by any compensation earned by Executive as the result of employment by another employer or self-employment or by retirement benefits; provided, however, that loans, advances or other amounts owed by Executive to the Company may be offset by the Company against amounts payable to Executive under this Section 5.

(i)          Return of the Company’s Property. If Executive’s employment is terminated for any reason, the Company shall have the right, at its option, to require Executive to vacate his or her offices prior to or on the effective date of termination and to cease all activities on the Company’s behalf. Upon the termination of his or her employment in any manner, as a condition to Executive’s receipt of any post-termination benefits described in this Agreement, Executive shall immediately surrender to the Company all lists, books and records of, or in connection with, the Company’s business, and all other property belonging to the Company, it being distinctly understood that all such lists, books and records, and other documents, are the property of the Company. Executive shall deliver to the Company a signed statement certifying compliance with this Section 5(i) prior to the receipt of any post-termination benefits described in this Agreement.

6.          Certain Covenants.

(a)          Noncompetition. Except as may otherwise be approved by the Board, during the term of Executive’s employment, Executive shall not have any ownership interest (of record or beneficial) in, or have any interest as an employee, salesman, consultant, officer or director in, or otherwise aid or assist in any manner, any firm, corporation, partnership, proprietorship or other business that engages in any county, city or part thereof in the United States and/or any foreign country in a business which competes directly or indirectly (as determined by the Board) with the Company’s business in such county, city or part thereof, so long as the Company, or any successor in interest of the Company to the business and goodwill of the Company, remains engaged in such business in such county, city or part thereof or continues to solicit customers or potential customers therein; provided, however, that Executive may own, directly or indirectly, solely as an investment, securities of any entity which are traded on any national securities exchange if Executive (x) is not a controlling person of, or a member of a group which controls, such entity; or (y) does not, directly or indirectly, own one percent (1%) or more of any class of securities of any such entity.

(b)          Employee Proprietary Information and Inventions Agreement. Executive and the Company have entered into the Company’s standard employee proprietary information and inventions agreement (the “Employee Proprietary Information and Inventions Agreement”), which agreement is attached hereto as Exhibit B and incorporated herein by reference. Executive agrees to perform each and every obligation of Executive therein contained.

(c)          Solicitation of Employees. Executive shall not during the term of Executive’s employment and for one year following Executive’s termination of employment (the “Restricted Period”), directly or indirectly, solicit or encourage to leave the employment of the Company or any of its affiliates, any employee of the Company or any of its affiliates.

(d)          Solicitation of Consultants. Executive shall not during the term of Executive’s employment and for the Restricted Period, directly or indirectly, hire, solicit or encourage to cease work with the Company or any of its affiliates any consultant then under contract with the Company or any of its affiliates within one year of the termination of such consultant’s engagement by the Company or any of its affiliates.

(e)          Rights and Remedies Upon Breach. If Executive breaches or threatens to commit a breach of any of the provisions of this Section 6 (the “Restrictive Covenants”), the Company shall have any rights and remedies available to the Company under law or in equity, including, without limitation, the right to cease all severance payments and benefits payable pursuant to Section 5 above in the event of Executive’s breach of any of the Restrictive Covenants.

(f)          Severability of Covenants/Blue Pencilling. If any court determines that any of the Restrictive Covenants, or any part thereof, is invalid or unenforceable, the remainder of the Restrictive Covenants shall not thereby be affected and shall be given full effect, without regard to the invalid portions. If any court determines that any of the Restrictive Covenants, or any part thereof, are unenforceable because of the duration of such provision or the area covered thereby, such court shall have the power to reduce the duration or area of such provision and, in its reduced form, such provision shall then be enforceable and shall be enforced. Executive hereby waives any and all right to attack the validity of the Restrictive Covenants on the grounds of the breadth of their geographic scope or the length of their term.

(g)          Enforceability in Jurisdictions. The Company and Executive intend to and do hereby confer jurisdiction to enforce the Restrictive Covenants upon the courts of any jurisdiction within the geographical scope of such covenants. If the courts of any one or more of such jurisdictions hold the Restrictive Covenants wholly unenforceable by reason of the breadth of such scope or otherwise, it is the intention of the Company and Executive that such determination not bar or in any way affect the right of the Company to the relief provided above in the courts of any other jurisdiction within the geographical scope of such covenants, as to breaches of such covenants in such other respective jurisdictions, such covenants as they relate to each jurisdiction being, for this purpose, severable into diverse and independent covenants.

(h)          Definitions. For purposes of this Section 6, the term “Company” means not only ChemoCentryx, Inc., but also any company, partnership or entity which, directly or indirectly, controls, is controlled by or is under common control with ChemoCentryx, Inc.

7.          Insurance: Indemnification.

(a)          Insurance. The Company shall have the right to take out life, health, accident, “key-man” or other insurance covering Executive, in the name of the Company and at the Company’s expense in any amount deemed appropriate by the Company. Executive shall assist the Company in obtaining such insurance, including, without limitation, submitting to any required examinations and providing information and data required by insurance companies.

(b)          Indemnification. Executive will be provided with indemnification against third party claims related to his or her work for the Company as required by Delaware law. The Company shall provide Executive with directors and officers liability insurance coverage at least as favorable as that which the Company may maintain from time to time for other members of the Board and executive officers.

8.          Agreement to Arbitrate. Any dispute, claim or controversy based on, arising out of or relating to Executive’s employment or this Agreement shall be settled by final and binding arbitration in Santa Clara County, California, before a single neutral arbitrator in accordance with the National Rules for the Resolution of Employment Disputes (the “Rules” ) of the American Arbitration Association (“AAA”), and judgment on the award rendered by the arbitrator may be entered in any court having jurisdiction. The Rules may be found online at www.adr.org. Arbitration may be compelled pursuant to the California Arbitration Act (Code of Civil Procedure §§ 1280 et seq.). If the parties are unable to agree upon an arbitrator, one shall be appointed by the AAA in accordance with its Rules. Each party shall pay the fees of its own attorneys, the expenses of its witnesses and all other expenses connected with presenting its case; provided, however, Executive and the Company agree that, to the extent permitted by law, the arbitrator may, in his or her discretion, award reasonable attorney’s fees to the prevailing party; provided, however, that the prevailing party shall be reimbursed for such fees, costs and expenses within forty-five (45) days following any such award, but in no event later than the last day of Executive’s taxable year following the taxable year in which the fees were incurred; provided, further, that the parties’ obligations pursuant to this sentence shall terminate on the tenth (10th) anniversary of the date of Executive’s termination of employment. Other costs of the arbitration, including the cost of any record or transcripts of the arbitration, AAA’s administrative fees, the fee of the arbitrator, and all other fees and costs, shall be borne by the Company. This Section 8 is intended to be the exclusive method for resolving any and all claims by the parties against each other for payment of damages under this Agreement or relating to Executive’s employment; provided, however, that Executive shall retain the right to file administrative charges with or seek relief through any government agency of competent jurisdiction, and to participate in any government investigation, including but not limited to (a) claims for workers’ compensation, state disability insurance or unemployment insurance; (b) claims for unpaid wages or waiting time penalties brought before the California Division of Labor Standards Enforcement; provided, however, that any appeal from an award or from denial of an award of wages and/or waiting time penalties shall be arbitrated pursuant to the terms of this Agreement; and (c) claims for administrative relief from the United States Equal Employment Opportunity Commission and/or the California Department of Fair Employment and Housing (or any similar agency in any applicable jurisdiction other than California); provided, further, that Executive shall not be entitled to obtain any monetary relief through such agencies other than workers’ compensation benefits or unemployment insurance benefits. This Agreement shall not limit either party’s right to obtain any provisional remedy, including, without limitation, injunctive or similar relief, from any court of competent jurisdiction as may be necessary to protect their rights and interests pending the outcome of arbitration, including without limitation injunctive relief, in any court of competent jurisdiction pursuant to California Code of Civil Procedure § 1281.8 or any similar statute of an applicable jurisdiction. Seeking any such relief shall not be deemed to be a waiver of such party’s right to compel arbitration. Both Executive and the Company expressly waive their right to a jury trial.

9.          General Provisions.

(a)          Successors and Assigns. The rights of the Company under this Agreement may, without the consent of Executive, be assigned by the Company, in its sole and unfettered discretion, to any person, firm, corporation or other business entity which at any time, whether by purchase, merger or otherwise, directly or indirectly, acquires all or substantially all of the assets or business of the Company. The Company will require any successor (whether direct or indirect, by purchase, merger or otherwise) to all or substantially all of the business or assets of the Company expressly to assume and to agree to perform this Agreement in the same manner and to the same extent that the Company would be required to perform it if no such succession had taken place; provided, however, that no such assumption shall relieve the Company of its obligations hereunder. As used in this Agreement, the “Company” shall mean the Company as hereinbefore defined and any successor to its business and/or assets as aforesaid which assumes and agrees to perform this Agreement by operation of law or otherwise. Executive shall not be entitled to assign any of Executive’s rights or obligations under this Agreement. This Agreement shall inure to the benefit of and be enforceable by Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, devisees and legatees.

(b)          Severability. In the event any provision of this Agreement is found to be unenforceable by an arbitrator or court of competent jurisdiction, such provision shall be deemed modified to the extent necessary to allow enforceability of the provision as so limited, it being intended that the parties shall receive the benefit contemplated herein to the fullest extent permitted by law. If a deemed modification is not satisfactory in the judgment of such arbitrator or court, the unenforceable provision shall be deemed deleted, and the validity and enforceability of the remaining provisions shall not be affected thereby.

(c)          Interpretation; Construction. The headings set forth in this Agreement are for convenience only and shall not be used in interpreting this Agreement. This Agreement has been drafted by legal counsel representing the Company, but Executive has participated in the negotiation of its terms. Furthermore, Executive acknowledges that Executive has had an opportunity to review and revise the Agreement and have it reviewed by legal counsel, if desired, and, therefore, the normal rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Agreement. Either party’s failure to enforce any provision of this Agreement shall not in any way be construed as a waiver of any such provision, or prevent that party thereafter from enforcing each and every other provision of this Agreement.

(d)          Governing Law and Venue. This Agreement will be governed by and construed in accordance with the laws of the United States and the State of California applicable to contracts made and to be performed wholly within such State, and without regard to the conflicts of laws principles thereof. Any suit brought hereon shall be brought in the state or federal courts sitting in Santa Clara County, California, the Parties hereby waiving any claim or defense that such forum is not convenient or proper. Each party hereby agrees that any such court shall have in personam jurisdiction over it and consents to service of process in any manner authorized by California law.

(e)          Notices. Any notice required or permitted by this Agreement shall be in writing and shall be delivered as follows with notice deemed given as indicated: (i) by personal delivery when delivered personally; (ii) by overnight courier upon written verification of receipt; (iii) by telecopy or facsimile transmission upon acknowledgment of receipt of electronic transmission; or (iv) by certified or registered mail, return receipt requested, upon verification of receipt. Notice shall be sent to Executive at the address listed on the Company’s personnel records and to the Company at its principal place of business, or such other address as either party may specify in writing.

(f)          Survival. Sections 1 (“Definitions”), 5 (“Termination and Severance”), 6 (“Restrictive Covenants”), 7 (“Insurance and Indemnification”), 8 (“Agreement to Arbitrate”) and 9 (“General Provisions”) of this Agreement shall survive termination of Executive’s employment by the Company.

(g)          Entire Agreement. This Agreement and the Employee Proprietary Information and Inventions Agreement incorporated herein by reference together constitute the entire agreement between the parties in respect of the subject matter contained herein and therein and supersede all prior or simultaneous representations, discussions, negotiations, and agreements, whether written or oral. This Agreement may be amended or modified only with the written consent of Executive and an authorized representative of the Company. No oral waiver, amendment or modification will be effective under any circumstances whatsoever.

(h)          Code Section 409A.

(i)          Certain payments and benefits payable under this Agreement are intended to be exempt from the requirements of Section 409A of the Code. This Agreement shall be interpreted in accordance with the applicable exemptions from Section 409A of the Code. To the extent the payments and benefits under this Agreement are subject to Section 409A of the Code, this Agreement shall be interpreted, construed and administered in a manner that satisfies the requirements of Sections 409A(a)(2), (3) and (4) of the Code and the Treasury Regulations thereunder. For purposes of this Agreement, all references to Executive’s “termination of employment” shall mean Executive’s Separation from Service.

(ii)          To the extent that any reimbursements under this Agreement are subject to Section 409A, any such reimbursements payable to Executive shall be paid to Executive no later than December 31 of the calendar year following the calendar year in which the expense was incurred; provided that Executive submits Executive’s reimbursement request promptly following the date the expense is incurred, the amount of expenses reimbursed in one calendar year shall not affect the amount eligible for reimbursement in any subsequent calendar year, and Executive’s right to reimbursement under this Agreement will not be subject to liquidation or exchange for another benefit.

(iii)          Executive’s right to receive any installment payments under this Agreement, including without limitation any continuation salary payments that are payable on Company payroll dates, shall be treated as a right to receive a series of separate payments and, accordingly, each such installment payment shall at all times be considered a separate and distinct payment as permitted under Section 409A. Except as otherwise permitted under Section 409A, no payment hereunder shall be accelerated or deferred unless such acceleration or deferral would not result in additional tax or interest pursuant to Section 409A.

(iv)          In the event that the amounts payable under Section 5 are subject to Section 409A of the Code and the timing of the delivery of Executive’s Release could cause such amounts to be paid in one or another taxable year, then notwithstanding the payment timing set forth in such sections, such amounts shall not be payable until the later of (i) the payment date specified in such section or (ii) the first business day of the taxable year following Executive’s Separation from Service.

(i)          Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original but all of which together shall constitute one and the same instrument.

(Signature Page Follows)

THE PARTIES TO THIS AGREEMENT HAVE READ THE FOREGOING AGREEMENT AND FULLY UNDERSTAND EACH AND EVERY PROVISION CONTAINED HEREIN. WHEREFORE, THE PARTIES HAVE EXECUTED THIS AGREEMENT ON THE DATES SHOWN BELOW.

CHEMOCENTRYX, INC.

Dated: May 2, 2016	By:	/s/ Thomas J. Schall
	Name:	Thomas J. Schall, Ph.D.
	Title:	President and CEO

EXECUTIVE

Dated: May 2nd, 2016	/s/ Rajinder Singh, D. Phil.
Rajinder Singh, D. Phil.

		Address:	****
****